UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

May 22, 2008
Date of Report (Date of earliest event reported)

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33167	77-0632186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
310 N. Indian Hill Blvd., #702, Claremont, California		91711
(Address of principal executive offices)		(Zip Code)
626-715-5855
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On May 22, 2008, Kiwa Bio-Tech Products Group Corporation (the “Company”) and Hebei Huaxing Pharmaceuticals Co., Ltd. (“Huaxing”) completed the formation of a joint venture to engage in the developing, manufacturing and marketing of animal drugs and disinfectants. The joint venture will be operated through a jointly-owned limited liability company organized under the laws of People's Republic of China. The name of the joint venture company is Hebei Kiwa Huaxing Bio-Pharmaceuticals Co., Ltd. (“Kiwa Hebei”). The address of Kiwa Hebei is No. 3 (Fu), Xuefu Road, Qiaodong District, Shijiazhuang City, Hebei Province, China.

Pursuant to a joint venture agreement dated May 22, 2008 between the Company and Huaxing, the Company will contribute US$1,534,000 in cash for 70% of the equity of Kiwa Hebei. For the remaining 30% of the equity of Kiwa Hebei, Huaxing will contribute its existing marketing and sales network plus other assets. The parties have agreed that the value of Huaxing’s marketing and sales networks is approximately $82,000. The remaining assets to be contributed by Huaxing have been appraised by a third party appraiser at $576,000 (exchange rate: 1US dollars = RMB7.3046), which assets include animal medicine manufacturing facilities with a GMP license, approval numbers for 61 animal medicine products, a trademark, inventories, accounts receivables, and other assets, offset by short-term and long-term loans, accounts payables and other liabilities that Kiwa Hebei will assume. There is a related land use right that will be leased by the joint venture. Under the joint venture agreement, the Company is required to complete its capital contribution within one year after the date Kiwa Hebei receives its business license from Chinese government authorities, with the first installment payment of 25% of the investment due at the end of the first month after the license is received and an installment of another 25% due at the end of second month. All legal procedures for the contribution to be made by Huaxing must be completed within two months after the government issues the business license.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT NO.	DESCRIPTION

10.01	Contract for Joint Venture Between Hebei Huaxing Pharmaceuticals Co., Ltd. And Kiwa Bio-Tech Products Group Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2008

By: /s/ Wei Li
-----------------
Name: Wei Li
Title: Chairman of Board of Directors and Chief Executive Officer